Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Timothy A. Bonang,
Manager of Investor Relations,
617-796-8149
www.fivestarqualitycare.com

FIVE STAR QUALITY CARE, INC. ANNOUNCES

FINANCIAL RESULTS FOR THE QUARTER

ENDED MARCH 31, 2005

____________________________________

Newton, MA (May 10, 2005). Five Star Quality Care, Inc. (AMEX: FVE) today announced its financial results for the quarter ended March 31, 2005, compared to the same period in 2004, as follows (in thousands except per share amounts):

	Three Months Ended
	March 31,
	2005	2004

Total revenues	$182,457	$150,141
Total operating expenses	180,749	150,387
Operating income (loss)	1,708	(246)
Total other (expense) income	(478)	1,204
Income from continuing operations before income taxes	1,230	958
Provision for income taxes	35	-
Income from continuing operations	1,195	958
Income (loss) from discontinued operations	58	(451)
Net income	$ 1,253	$ 507

Weighted average shares outstanding	12,212	8,514
Basic and diluted income per share:
Income per share from continuing operations	$ 0.10	$ 0.11
Net income per share	$ 0.10	$ 0.06

        On Tuesday, May 10, 2005 at 4:30 p.m. Eastern Time, Evrett Benton, president and chief executive officer, and Bruce Mackey, chief financial officer, will host a conference call to discuss the first quarter 2005 financial results. Following the company’s remarks, there will be a short question and answer period.

        The conference call telephone number is (800) 289-0507. Participants calling from outside the United States and Canada should dial (913) 981-5540. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through May 16, 2005. To hear the replay, dial (719) 457-0820. The replay pass code is 5415520.

        A live audio webcast of the conference call will also be available in a listen-only mode on the company’s web site, which is located at www.fivestarqualitycare.com. Participants wanting to access the webcast should visit the company’s web site about five minutes before the call. The archived webcast will be available for replay on the company’s web site for about one week after the call.

Five Star Quality Care, Inc. is a healthcare services company which operates senior living communities. FVE owns and leases 149 communities with 16,637 separate living units located in 27 states. These communities include independent living, assisted living and skilled nursing facilities. FVE is headquartered in Newton, Massachusetts.

(end)

Supplemental Information, page 1 of 3

FIVE STAR QUALITY CARE, INC.

CONSOLIDATED STATEMENT OF INCOME

(amounts in thousands, except per share data)

	Three Months ended March 31,
	2005	2004
Revenues:
Net revenues from residents	$177,201	$147,974
Pharmacy revenue	5,256	2,167
Total revenues	182,457	150,141

Expenses:
Wages and benefits	94,242	81,132
Other operating expenses	42,795	36,453
Pharmacy expenses	5,024	1,951
Management fee to Sunrise Senior Living Services, Inc.	5,620	4,633
Rent expense	24,459	20,127
General and administrative	7,008	5,118
Depreciation and amortization	1,601	973
Total operating expenses	180,749	150,387
Operating income (loss)	1,708	(246)
Interest and other income	137	1,350
Interest expense	(615)	(146)
Income from continuing operations before income taxes	1,230	958
Provision for income taxes	35	-
Income from continuing operations	1,195	958
Income (loss) from discontinued operations	58	(451)
Net income	$ 1,253	$ 507

Weighted average shares outstanding	12,212	8,514

Basic and diluted income (loss) per share from:
Continuing operations	$ 0.10	$ 0.11
Discontinued operations	-	(0.05)
Net income per share	$ 0.10	$ 0.06

Net income	$1,253	$507
add: income taxes	35	-
add: depreciation and amortization	615	146
add: interest expense	1,601	973
less: interest and other income(1)	(137)	(100)
EBITDA (2)	$3,367	$1,526

(1)	“Other income” in this reconciliation consists of amortization of deferred gains.
(2)

We consider earnings before interest, taxes, depreciation and amortization, or EBITDA, to be an indicative measure of our operating performance. EBITDA is also useful in measuring our ability to service debt, fund capital expenditures and expand our business. Furthermore, we believe that EBITDA is a meaningful disclosure that may help shareholders to understand better our financial performance, including comparing our performance to other companies. However, EBITDA as presented may not be comparable to amounts calculated by other companies. This information should not be considered as an alternative to net income, income from continuing operations, operating profit, cash flow from operations, or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States.

Supplemental Information, page 2 of 3

Condensed Balance Sheet Data (amounts in thousands, except share data)	March 31,
	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$20,104	$26,194
Accounts receivable, net of reserve	37,118	36,742
Prepaid expenses and other current assets	12,305	13,107
Total current assets	69,527	76,043

Property and equipment, net	104,176	95,189
Other long term assets	50,995	51,753
Total assets	$224,698	$ 222,985

Liabilities and Shareholders’ Equity
Current liabilities	$58,252	$59,121
Long term liabilities	27,184	25,842
Mortgages payable, long term	41,746	42,118
Shareholders’ equity: 12,226,634 and 12,096,634 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	97,516	95,904
Total liabilities and shareholders’ equity	$224,698	$222,985

Supplemental Information, page 3 of 3

The following tables present an overview of our operations for the quarters ended March 31, 2005 and 2004:

	2005	2004	$Variance	Change
Net revenues from residents (in 000s)	$177,201	$147,974	$29,227	20%
Pharmacy revenue (in 000s)	5,256	2,167	3,089	143%
Wages and benefits (in 000s)	94,242	81,132	13,110	16%
Other operating expenses (in 000s)	42,795	36,453	6,342	17%
Pharmacy expenses (in 000s)	5,024	1,951	3,073	158%
Management fee to SLS (in 000s)	5,620	4,633	987	21%
Rent expense (in 000s)	24,459	20,127	4,332	22%
General and administrative (in 000s)	7,008	5,118	1,890	37%
Depreciation and amortization (in 000s)	1,601	973	628	65%
Interest and other income (in 000s)	137	1,350	(1,213)	-90%
Interest expense (in 000s)	615	146	469	321%
Provision for income taxes (in 000s)	35	-	35	-
Income (loss) from discontinued operations (in 000s)	58	(451)	509	113%
Net income	1,253	507	746	147%

No. of communities (end of period)	149	100	-	49
No. of living units (end of period)	16,637	13,832	-	2,805
Occupancy	90%	88%	-	2%
Average daily rate	$132	$135	-	-2%
Revenue per day per available unit	$118	$119	-	-1%
Percent of revenues from Medicare	15%	15%	-	-
Percent of revenues from Medicaid	22%	25%	-	-3%
Percent of revenues from private and other sources	63%	60%	-	3%

Comparable communities (communities that we operated continuously since January 1, 2004):

	2005	2004	$Variance	Change
Net revenues from residents (in 000s)	$156,658	$147,974	$8,684	6%
Community expenses (in 000s)	121,672	117,585	4,087	3%
No. of communities (end of period)	100	100	-	-
No. of living units (end of period)	13,832	13,832	-	-
Occupancy	91%	88%	-	3%
Average daily rate	$138	$135	-	2%
Revenue per day per available unit	$126	$119	-	6%
Percent of revenues from Medicare	18%	15%	-	3%
Percent of revenues from Medicaid	24%	25%	-	-1%
Percent of revenues from private and other sources	58%	60%	-	-2%